Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Record Quarterly Results
Raises 2014 Adjusted Earnings Outlook to $5.55 to $5.65 Per Share
Third quarter 2014 financial highlights:

•	Achieved record adjusted earnings of $1.61 per share, up 10 percent from the prior quarter and 34 percent from the prior year quarter

•	Increased adjusted EBIT margin by 150 basis points from the prior quarter to 20.1 percent, driven by Consumer Specialties and Acetyl Intermediates

•	Repurchased 1.6 million shares for $98 million of cash

•
Ended the quarter with $1.5 billion cash on hand driven by record adjusted free cash flow and included approximately $378 million from our recently completed registered offering of €300 million of 3.250% senior unsecured notes due 2019

•	GAAP earnings were flat sequentially at $1.66 per share, but up compared to $1.07 per share in the prior year quarter
Dallas, October 20, 2014: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported third quarter 2014 adjusted earnings per share of $1.61 versus $1.47 in the prior quarter.

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
	(unaudited)
	(In $ millions)
Net Sales
Advanced Engineered Materials	366	389	346
Consumer Specialties	291	289	310
Industrial Specialties	314	333	299
Acetyl Intermediates	937	901	795
Other Activities	—	—	—
Intersegment elimination	(139)	(143)	(114)
Total	1,769	1,769	1,636

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss) Attributable to Celanese Corporation(1)
Advanced Engineered Materials	51	56	48
Consumer Specialties	105	80	85
Industrial Specialties	16	24	24
Acetyl Intermediates	175	143	67
Other Activities	(36)	(43)	(13)
Total	311	260	211
Net earnings (loss)	252	258	172
Adjusted EBIT / Total segment income(1)	355	329	279
Operating EBITDA(1)	428	401	355
Diluted EPS - continuing operations	$1.66	$1.66	$1.07
Diluted EPS - total	$1.63	$1.66	$1.08
Adjusted EPS(1)	$1.61	$1.47	$1.20
______________________________

(1)	See "Non-US GAAP Financial Measures" below.
"Celanese generated its highest ever adjusted EPS of $1.61 per share in the third quarter of 2014. We expanded segment income margin to 20.1 percent, a 150 basis point improvement sequentially and a 300 basis point improvement year-over-year. Our excellent results demonstrate the strength of our business model to identify, develop and provide specified materials that add value to our customers and to Celanese. We are also driving strong results in our technology-enabled business through increased flexibility which allows us to benefit from prevailing industry trends," said Mark Rohr, chairman and chief executive officer. "Our earnings drove record adjusted free cash flow in the third quarter. We returned $137 million of cash to shareholders, $39 million toward dividends and $98 million toward share repurchases. With these results, we should end the year with adjusted earnings in the range of $5.55 to $5.65 per share in 2014."
Recent Highlights

•
Issued €300 million of 3.250% senior unsecured notes due 2019, redeemed on October 15, 2014 its $600 million 6.625% senior unsecured notes due 2018 and amended its existing senior secured credit facilities, for a net deleveraging of about $200 million.

•
Announced the acquisition of substantially all of the assets of Cool Polymers, Inc., based in North Kingstown, R.I. The acquisition will accelerate the company's entry into thermally conductive polymers by building on Cool Polymers' polymer formulation expertise, application development capabilities and strong product portfolio.

•	Signed a Memorandum of Understanding with Indian Oil Corporation to explore the potential of a joint investment in a fuel ethanol plant to be built in India, based on the company's TCX® Technology.

•
Commercially launched the company's CelFX™ technology for the Japanese market. CelFX™ combines the company's proprietary binder and carbon to create a unique construction which allows concentrated filtration while maintaining full air flow.

•
Announced the launch of a uniquely low-friction and low-wear grade of acetal copolymer. This compound enables the production of injection molded parts with a very low coefficient of friction and wear rate, reducing energy loss, heat generation and noise in mechanical systems for industrial, transportation and consumer products and applications.

•	Received a corporate family rating upgrade from Moody’s Investors Service to Ba1 from Ba2. The outlook is stable.

•	Filed for air permits with the Texas Commission on Environmental Quality for the company's potential methanol unit in Bishop, Texas.
Third Quarter Business Segment Overview
Advanced Engineered Materials
In the third quarter, Advanced Engineered Materials generated segment income of $87 million realizing a margin of 23.8 percent, a 40 basis point decrease from the previous quarter. The business' customer-centric approach continues to resonate, providing opportunities to work closely with customers and to develop products and applications that align with their growth strategies. Auto penetration remained consistent with the previous quarter at approximately 2kg per vehicle globally although volume decreased 4 percent from the prior quarter due to the seasonal operations of global auto producers. Pricing decreased 1 percent sequentially driven by mix. The business also completed a major turnaround at the Bishop, Texas facility, and realized earnings from affiliates of $43 million.
Consumer Specialties
Third quarter segment income margin in Consumer Specialties was 39.9 percent, a 290 basis point improvement from the prior quarter, on segment income of $116 million. Segment income increased sequentially mainly due to a production interruption caused by a third party service provider in the second quarter that did not reoccur in the third quarter. Volume increased 1 percent and pricing was consistent with the prior quarter. Dividends from the cellulose derivatives ventures were $29 million, also consistent with the second quarter.
Industrial Specialties
In the third quarter, Industrial Specialties' segment income margin was 4.8 percent on segment income of $15 million. Volume declined 5 percent sequentially primarily due to planned turnaround activity in EVA polymers. Additionally, European demand for emulsion polymers was lower sequentially driven by unseasonably warm weather conditions earlier in the year. Pricing increased 1 percent sequentially primarily in response to higher raw material costs, mainly vinyl acetate monomer ("VAM"), in emulsion polymers.
Acetyl Intermediates
Acetyl Intermediates expanded segment income margin by 170 basis points sequentially to 17.9 percent, on record third quarter segment income of $168 million. Pricing increased 3 percent sequentially, primarily in VAM, reflecting the impact of our own productivity initiatives as well as unplanned industry outages. These results also reflect the business' ability to drive incremental value through our global production network as well as our ability to proactively manage the segment in response to trade flows and prevailing industry trends. Additionally, Celanese's planned turnaround activity had less impact in the third quarter than in the second quarter.

Cash Flow
The company generated operating cash flow of $379 million and adjusted free cash flow of $227 million in the third quarter, which were both records, driven by strong adjusted earnings. Net investment in capital projects was $145 million in the quarter, mainly related to the methanol unit at the company's integrated facility in Clear Lake, Texas and the natural gas boilers at its cellulose derivatives facility in Narrows, Virginia.
The company paid $39 million in dividends and purchased $98 million shares in the quarter which leaves $199 million under the company's share repurchase authorization as of September 30, 2014.
The company ended the quarter with net debt of less than $1.9 billion, $100 million lower than June 30, 2014.
Outlook
"As we look forward to 2015, we are confident that the structural and productivity actions we are taking will help us offset the anticipated methanol headwinds as we move to our own production," said Rohr. "We also expect our customer focused approach for the materials businesses and the commercial actions we will continue to take in our technology-enabled businesses will provide us with appropriate opportunities to offset other anticipated year-over-year headwinds like fewer industry outages, foreign exchange fluctuations and potential weakness in global economies. Adjusted EPS in 2015 that is in the range of our 2014 projections will keep us on track to deliver on our long-term growth objective."
The company's earnings presentation and prepared remarks related to the third quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on October 20, 2014. Information previously included in supplemental tables to our press release is now included in a separate Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Reconciliation of Non-US GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2013 net sales of $6.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items and amounts attributable to noncontrolling interests ("NCI"). Adjusted EBIT by business segment may also be referred to by management as segment income.

•
Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for certain items and amounts attributable to NCI. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and amounts attributable to NCI, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments, including amounts attributable to NCI and capital contributions from outside stockholders of the Company's consolidated ventures.

•	Net debt is defined by the Company as total debt less cash and cash equivalents, adjusted for amounts attributable to NCI.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about October 20, 2014 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
	(In $ millions, except share and per share data)
Net sales	1,769	1,769	1,636
Cost of sales	(1,333)	(1,361)	(1,290)
Gross profit	436	408	346
Selling, general and administrative expenses	(118)	(119)	(97)
Amortization of intangible assets	(5)	(5)	(6)
Research and development expenses	(22)	(24)	(24)
Other (charges) gains, net	20	2	(4)
Foreign exchange gain (loss), net	1	(1)	(2)
Gain (loss) on disposition of businesses and asset, net	(2)	(2)	(2)
Operating profit (loss)	310	259	211
Equity in net earnings (loss) of affiliates	52	101	41
Interest expense	(41)	(40)	(43)
Refinancing expense	(4)	—	(1)
Interest income	3	2	—
Dividend income - cost investments	29	29	22
Other income (expense), net	(2)	1	(2)
Earnings (loss) from continuing operations before tax	347	352	228
Income tax (provision) benefit	(90)	(94)	(57)
Earnings (loss) from continuing operations	257	258	171
Earnings (loss) from operation of discontinued operations	(7)	(1)	1
Gain (loss) on disposition of discontinued operations	—	—	—
Income tax (provision) benefit from discontinued operations	2	1	—
Earnings (loss) from discontinued operations	(5)	—	1
Net earnings (loss)	252	258	172
Net (earnings) loss attributable to noncontrolling interests	1	1	—
Net earnings (loss) attributable to Celanese Corporation	253	259	172
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	258	259	171
Earnings (loss) from discontinued operations	(5)	—	1
Net earnings (loss)	253	259	172
Earnings (loss) per common share - basic
Continuing operations	1.67	1.66	1.08
Discontinued operations	(0.03)	—	0.01
Net earnings (loss) - basic	1.64	1.66	1.09
Earnings (loss) per common share - diluted
Continuing operations	1.66	1.66	1.07
Discontinued operations	(0.03)	—	0.01
Net earnings (loss) - diluted	1.63	1.66	1.08
Weighted average shares (in millions)
Basic	154.5	155.8	158.5
Diluted	155.2	156.1	159.1

Consolidated Balance Sheets - Unaudited

	As of September 30, 2014	As of December 31, 2013
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,510	984
Trade receivables - third party and affiliates, net	1,016	867
Non-trade receivables, net	200	343
Inventories	771	804
Deferred income taxes	111	115
Marketable securities, at fair value	36	41
Other assets	43	28
Total current assets	3,687	3,182
Investments in affiliates	857	841
Property, plant and equipment, net	3,618	3,425
Deferred income taxes	296	289
Other assets	365	341
Goodwill	756	798
Intangible assets, net	131	142
Total assets	9,710	9,018
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	765	177
Trade payables - third party and affiliates	816	799
Other liabilities	483	541
Deferred income taxes	10	10
Income taxes payable	115	18
Total current liabilities	2,189	1,545
Long-term debt	2,639	2,887
Deferred income taxes	225	225
Uncertain tax positions	150	200
Benefit obligations	1,077	1,175
Other liabilities	295	287
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(562)	(361)
Additional paid-in capital	83	53
Retained earnings	3,613	3,011
Accumulated other comprehensive income (loss), net	(190)	(4)
Total Celanese Corporation stockholders' equity	2,944	2,699
Noncontrolling interests	191	—
Total equity	3,135	2,699
Total liabilities and equity	9,710	9,018